Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statements

Certain statements made below are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and included this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words ‘believe’, ‘expect’, ‘intend’, ‘anticipate’, ‘estimate’, ‘project’, or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth under Item 1A - Risk Factors.

The following discussion should be read in conjunction with the consolidated financial statements appearing elsewhere in this report. Historical results and percentage relationships set forth in the consolidated statements of operations, including trends which might appear, are not necessarily indicative of future operations.

General Overview

In November 2005 we completed the acquisition of the final two-thirds interest in the COROC joint venture which owned nine factory outlet centers totaling approximately 3.3 million square feet. We originally purchased a one-third interest in December 2003. From December 2003 to November 2005, COROC was consolidated for financial reporting purposes under the provisions of FASB Interpretation No. 46 (Revised 2003): “Consolidation of Variable Interest Entities: An Interpretation of ARB No. 51, or FIN 46R. The purchase price for the final two-thirds interest of COROC was $286.0 million (including closing and acquisition costs of $3.5 million) which we funded with a combination of unsecured debt and equity raised through the capital markets in the fourth quarter of 2005.

At December 31, 2005, we had 31 wholly-owned centers in 22 states totaling 8.3 million square feet of GLA compared to 32 centers in 23 states totaling 8.3 million square feet of GLA as of December 31, 2004. The changes in the number of centers and GLA are due to the following events:

	No. of Centers	GLA (000’s)	States
As of December 31, 2004	32	8,337	23
New development expansion:
Locust Grove, Georgia	---	46	---
Foley, Alabama	---	21	---
Dispositions:
Seymour, Indiana	(1)	(141)	(1)
Other	---	(2)	---
As of December 31, 2005	31	8,261	22

Results of Operations

2005 Compared to 2004

Base rentals increased $3.9 million, or 3%, in the 2005 period compared to the 2004 period. Our overall occupancy rates were comparable from year to year at 97%. Our base rental income increased $4.3 million due to increases in rental rates on lease renewals and incremental rents from re-tenanting vacant space. During 2005, we executed 460 leases totaling 1.9 million square feet at an average increase of 6.3%. This compares to our execution of 471 leases totaling 2.0 million square feet at an average increase of 5.5% during 2004. Base rentals also increased approximately $400,000 due to the expansions of our Locust Grove, Georgia and Foley, Alabama centers which both occurred late in the fourth quarter of 2005. The impact of these increases was offset by decreases in the amortization of above or below market leases totaling $324,000 and decreases in termination fees received of $432,000.

The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease. For the 2005 period, we recorded $741,000 to rental income for the net amortization of market lease values compared with $1.1 million for the 2004 period. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related above or below market lease value will be written off and could materially impact our net income positively or negatively.

Percentage rentals, which represent revenues based on a percentage of tenants' sales volume above predetermined levels (the "breakpoint"), increased $1.1 million or 20%. The percentage rents in 2004 were reduced by an allocation to the previous owner of the COROC portfolio for their pro-rata share of percentage rents associated with tenants whose sales lease year began prior to December 19, 2003, the date of the initial acquisition. Reported same-space sales per square foot for the twelve months ended December 31, 2005 were $320 per square foot, a 3.4% increase over the prior year ended December 31, 2004. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of each comparison period. Our ability to attract high volume tenants to many of our outlet centers continues to improve the average sales per square foot throughout our portfolio.

Expense reimbursements, which represent the contractual recovery from tenants of certain common area maintenance, insurance, property tax, promotional, advertising and management expenses generally fluctuates consistently with the related reimbursable property operating expenses to which it relates. Expense reimbursements increased $4.1 million, or 8%, in the 2005 period versus the 2004 period. Expense reimbursements, expressed as a percentage of property operating expenses, were 88% and 89% in both the 2005 and 2004 periods, respectively.

Other income decreased $873,000, or 13%, in 2005 compared to 2004 primarily due to a decrease in gains from sales of outparcels of land. Gains of $127,000 and $1.5 million were recognized in the 2005 and 2004 periods, respectively. The decrease is offset by an increase in interest income from proceeds from debt and equity offerings, which were temporarily invested in short-term investments until the acquisition of COROC was completed as well as increases in vending income.

Property operating expenses increased by $5.0 million, or 9%, in the 2005 period as compared to the 2004 period. Property operating expenses increased due to portfolio wide increases in advertising and common area maintenance projects. Real estate taxes, which are also a part of property operating expenses, increased due to the COROC portfolio property values being revalued in several jurisdictions at the 2003 purchase price value.

General and administrative expenses increased $1.0 million, or 8%, in the 2005 period as compared to the 2004 period. The increase is primarily due to compensation expense related to employee share options granted in the second quarter of 2004 and restricted shares granted in 2004 and 2005 all of which are accounted for under FAS 123. As a percentage of total revenues, general and administrative expenses remained constant at 7% in both the 2005 and 2004 periods.

Depreciation and amortization decreased from $50.7 million in the 2004 period to $48.2 million in the 2005 period. This was due principally to the accelerated depreciation and amortization of certain assets in the acquisition of the COROC properties in December 2003 accounted for under FAS 141 for tenants that terminated their leases during the 2004 period.

Interest expense increased $7.8 million, or 22%, during the 2005 period as compared to the 2004 period due primarily to the $9.4 million prepayment premium and the write off of deferred loan costs totaling $500,000 incurred in the fourth quarter of 2005 relating to the early extinguishment of the $77.4 million John Hancock Life Insurance Company mortgages. The increase in interest expense caused by this charge was partially offset by lower borrowings throughout the year prior to the acquisition of our interest in COROC in November 2005 and the related $250 million senior unsecured note issuance.

In November 2005, we purchased our consolidated joint venture partner’s interest in COROC. Therefore, consolidated joint venture minority interest decreased $3.1 million due to less than a full year of allocation of earnings to our joint venture partner during 2005. The allocation of earnings to our joint venture partner was based on a preferred return on investment as opposed to their ownership percentage and accordingly had a significant impact on our earnings.

In accordance with FAS 144, our Pigeon Forge, Tennessee property was classified as an asset held for sale as of December 31, 2005 and therefore its results of operations for the year were reclassified into discontinued operations. Also, in order to comply with SEC filing requirements, we have amended the consolidated statements of operations to reclassify the results of operations for our North Branch, Minnesota property to discontinued operations. This property was sold on March 31, 2006 and was not accounted for as a property held for sale at December 31, 2005. The 2004 period includes the results of the Pigeon Forge and North Branch centers as well as a loss on sale of the Dalton, Georgia property in the 2004 period of approximately $3.5 million. This loss was partially offset by the gain on sale of the Clover and LL Bean, New Hampshire properties of approximately $2.1 million in the 2004 period.

During the first quarter of 2005, we sold our outlet center at our Seymour, Indiana property. Due to significant continuing involvement the sale did not qualify as discontinued operations under the provisions of FAS 144. We recorded a loss on sale of real estate of $4.7 million as a result of the sale. Net proceeds received for the center were approximately $2.0 million.

2004 Compared to 2003

Base rentals increased $51.8 million, or 69%, in the 2004 period when compared to the same period in 2003. The increase is primarily due to the December 2003 acquisition of the COROC portfolio of nine outlet center properties. In addition, the overall portfolio occupancy at December 31, 2004 increased 1% from 96% to 97% compared to December 31, 2003. Also, base rent is impacted by the amortization of above or below market rate lease values recorded as part of the required purchase price allocation associated with the acquisition of the COROC portfolio. The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease. For the 2004 period, we recorded $1.1 million of rental income for net amortization of market leases compared to $37,000 for the 2003 period of 13 days that we owned the COROC portfolio. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related above/below market lease value will be written off and could materially impact our net income positively or negatively.

Percentage rentals, which represent revenues based on a percentage of tenants' sales volume above predetermined levels (the "breakpoint"), increased $2.2 million or 70%. Reported same-space sales per square foot for the twelve months ended December 31, 2004 were $310 per square foot, a 3.2% increase over the prior year ended December 31, 2003. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of each comparison period. Our ability to attract high volume tenants to many of our outlet centers continues to improve the average sales per square foot throughout our portfolio.

Expense reimbursements, which represent the contractual recovery from tenants of certain common area maintenance, insurance, property tax, promotional, advertising and management expenses generally fluctuates consistently with the reimbursable property operating expenses to which it relates. Expense reimbursements, expressed as a percentage of property operating expenses, were 89% and 85% in the 2004 and 2003 periods, respectively. The increase in this percentage is due to higher reimbursement rates at the COROC portfolio.

Other income increased $3.2 million, or 95%, in 2004 compared to 2003 primarily due to an increase in gains on sales of outparcels of land of $1.5 million in 2004. Also, there were increases in vending and other miscellaneous income and an increase in fees from managed properties.

Property operating expenses increased by $20.6 million, or 56%, in the 2004 period as compared to the 2003 period. The increase is the result of the additional operating costs of the COROC portfolio in the 2004 period.

General and administrative expenses increased $3.3 million, or 34%, in the 2004 period as compared to the 2003 period. The increase is primarily due to the additional employees hired as a result of the acquisition of the COROC portfolio. However, as a percentage of total revenues, general and administrative expenses decreased from 8% in the 2003 period to 7% in the 2004 period.

Depreciation and amortization increased from $27.1 million in the 2003 period to $50.7 million in the 2004 period. In the acquisition of the COROC portfolio in December 2003, accounted for under SFAS 141 “Business Combinations”, or FAS 141, significant amounts were allocated to deferred lease costs and other intangible assets which are amortized over shorter lives than building costs.

Interest expense increased $8.6 million, or 33%, during the 2004 period as compared to the 2003 period due primarily to the assumption of $186.4 million of cross-collateralized debt in the fourth quarter of 2003 related to the acquisition of the COROC portfolio. The increase was offset by the retirement of $47.5 million of senior unsecured notes, which matured in October 2004 at an interest rate of 7.875%, with proceeds from our property and land parcel sales and amounts available under our unsecured lines of credit.

Equity in earnings from unconsolidated joint ventures increased $223,000 in the 2004 period compared to the 2003 period due to the expansions during the summers of 2003 and 2004 at TWMB Associates, LLC, or TWMB, outlet center in Myrtle Beach, South Carolina of approximately 64,000 and 78,000 square feet respectively. The total square footage of the center is now approximately 402,000 square feet.

In December 2003, we and Blackstone originally acquired the COROC portfolio through the formation of the joint venture COROC which was consolidated under the provisions of FIN46R. Therefore, consolidated joint venture minority interest increased $26.2 million due a full year of allocation of earnings to our joint venture partner in 2004. The allocation of earnings to our joint venture partner is based on a preferred return on investment as opposed to their ownership percentage and accordingly has a significant impact on our earnings.

Earnings allocated to the minority interest in the Operating Partnership decreased $1.4 million in direct correlation to the changes in the earnings from the Operating Partnership as described in the preceding paragraphs.

Discontinued operations resulted in income of approximately $644,000 due mainly to the results of operations reclassified for our Pigeon Forge, Tennessee and North Branch, Minnesota properties offset by the loss on sale of the Dalton, Georgia property in the 2004 period of approximately $3.5 million. This loss was partially offset by the gain on sale of the Clover and LL Bean, New Hampshire properties of approximately $2.1 million in the 2004 period. Also, included in the 2003 period is the sale of the Martinsburg, West Virginia center and the Casa Grande, Arizona center which resulted in a net gain of approximately $147,000.

Liquidity and Capital Resources

Net cash provided by operating activities was $83.9, $84.8 and $46.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. The decrease from 2004 to 2005 is due to a prepayment penalty of $9.4 million associated with the early extinguishment of the John Hancock Life Insurance Company mortgages in October 2005 offset by the changes in accounts payable and accrued expenses. The increase in cash provided from operating activities from 2003 to 2004 is primarily due to the incremental income from the COROC acquisition in December 2003.

Net cash provided by (used in) investing activities amounted to $(336.6), $2.6 and $(327.1) million during 2005, 2004 and 2003, respectively, and reflects the acquisitions, expansions and dispositions of real estate during each year. In November 2005 we completed the acquisition of the final two-thirds interest of the Charter Oak Partners' portfolio of nine factory outlet centers totaling approximately 3.3 million square feet. We originally purchased a one-third interest in December 2003.

Net cash provided by (used in) financing activities of $251.5, $(93.2) and $289.3 million in 2005, 2004 and 2003, respectively, has fluctuated consistently with the capital needed to fund the current development and acquisition activity and reflects increases in distributions paid during 2005, 2004 and 2003. During 2005 we raised approximately $381.3 million in the public debt and equity markets in order to fund the acquisition described above and to repay the John Hancock Life Insurance mortgages. 2004 reflects an increase in cash used related to $22.6 million of distributions to our venture partner in the COROC joint venture which was created in December 2003. Cash provided in 2003 is due primarily to the contribution by Blackstone related to the COROC acquisition and the net proceeds from the issuance of 2.3 million units.

Current Developments and Dispositions

Any developments or expansions that we, or a joint venture that we are involved in, have planned or anticipated may not be started or completed as scheduled, or may not result in accretive net income or funds from operations. In addition, we regularly evaluate acquisition or disposition proposals and engage from time to time in negotiations for acquisitions or dispositions of properties. We may also enter into letters of intent for the purchase or sale of properties. Any prospective acquisition or disposition that is being evaluated or which is subject to a letter of intent may not be consummated, or if consummated, may not result in an increase in net income or funds from operations.

WHOLLY OWNED CURRENT DEVELOPMENTS

During September 2005, we completed the construction of a 46,400 square foot expansion at our center located in Locust Grove, Georgia. Tenants within the expansion include Polo/Ralph Lauren, Sketchers, Children's Place and others. The Locust Grove center now totals approximately 294,000 square feet.

During December 2005, we completed the construction of a 21,300 square foot expansion at our center located in Foley, Alabama. Tenants within the expansion include Ann Taylor, Skechers, Tommy Hilfiger and others. The Foley center now totals approximately 557,000 square feet.

In the fourth quarter of 2005, we met our internal minimum pre-leasing requirement of 50% and closed on the acquisition of the land for a center located near Charleston, South Carolina. Construction is currently taking place and we expect the center to be approximately 350,000 square feet upon total build out with a scheduled opening date in late 2006.

We have an option to purchase land and have begun the early development and leasing of a site located approximately 30 miles south of Pittsburgh, Pennsylvania. We currently expect the center to be approximately 420,000 square feet upon total build out with the initial phase scheduled to open in late 2007.

WHOLLY OWNED DISPOSITIONS

In February 2005, we completed the sale of the outlet center on a portion of our property located in Seymour, Indiana and recognized a loss of $4.7 million. Net proceeds received from the sale of the center were approximately $2.0 million. We continue to have a significant involvement in this location by retaining several outparcels and significant excess land adjacent to the disposed property. As such, the results of operations from the property continue to be recorded as a component of income from continuing operations and the loss on sale of real estate is reflected outside the discontinued operations caption under the guidance of Regulation S-X 210.3-15.

In June and September 2004, we completed the sale of two non-core properties located in North Conway, New Hampshire and in Dalton, Georgia, respectively. Net proceeds received from the sales of these properties were approximately $17.5 million. We recorded a gain on sale of the North Conway, New Hampshire properties of approximately $2.1 million during the second quarter of 2004 and recorded a loss on the sale of the Dalton, Georgia property of approximately $3.5 million during the third quarter of 2004, resulting in a net loss for the year ended December 31, 2004 of $1.5 million which is included in discontinued operations.

In May and October 2003, we completed the sale of properties located in Martinsburg, West Virginia and Casa Grande, Arizona, respectively. Net proceeds received from the sales of these properties were approximately $8.7 million. We recorded a loss on sale of real estate of approximately $147,000 in discontinued operations for the year ended December 31, 2003.

CONSOLIDATED JOINT VENTURES

COROC Holdings, LLC

In December 2003, COROC, a joint venture in which we had an initial one-third ownership interest and consolidated for financial reporting purposes under the provisions of FIN 46R, purchased the 3.3 million square foot Charter Oak portfolio of outlet center properties for $491.0 million, including the assumption of $186.4 million of cross-collateralized debt which has a stated, fixed interest rate of 6.59% and matures in July 2008. We recorded the debt at its fair value of $198.3 million, with an effective interest rate of 4.97%. Accordingly, a debt premium of $11.9 million was recorded and is being amortized over the life of the debt. We funded the majority of our share of the equity required for the transaction through the issuance of 4.6 million common shares on December 10, 2003, generating approximately $88.0 million in net proceeds. The results of the Charter Oak portfolio have been included in the consolidated financial statements since December 19, 2003.

In November 2005, we purchased for $286.0 million (including acquisition costs) the remaining two-thirds interest from our joint venture partner. We recorded a debt discount of $883,000 with an effective interest rate of 5.25% to reflect the fair value of the debt deemed to have been acquired in the acquisition. The all cash transaction was funded with a combination of common shares, preferred shares and unsecured senior notes. The transaction completes the Charter Oak acquisition which solidifies our position in the outlet industry. In addition, the centers acquired provide an excellent geographic fit, a diversified tenant portfolio and are in line with our strategy of creating an increased presence in high-end resort locations.

UNCONSOLIDATED JOINT VENTURES

TWMB Associates, LLC

In September 2001, we established TWMB, a joint venture in which we have a 50% ownership interest, to construct and operate the Tanger Outlet Center in Myrtle Beach, South Carolina. We and our joint venture partner each contributed $4.3 million in cash for a total initial equity in TWMB of $8.6 million. In June 2002 the first phase opened with approximately 260,000 square feet. Since 2002 we have opened two additional phases with the final one opening in the summer of 2004. Total additional equity contributions for the second and third phases were $2.8 million by each partner. The Myrtle Beach center now consists of approximately 402,000 square feet and has over 90 name brand tenants. The center cost approximately $51.1 million to construct.

During March 2005, TWMB, entered into an interest rate swap agreement with Bank of America with a notional amount of $35 million for five years. Under this agreement, TWMB receives a floating interest rate based on the 30 day LIBOR index and pays a fixed interest rate of 4.59%. This swap effectively changes the rate of interest on $35 million of variable rate mortgage debt to a fixed rate of 5.99% for the contract period.

In April 2005, TWMB obtained non-recourse, permanent financing to replace the construction loan debt that was utilized to build the outlet center in Myrtle Beach, South Carolina. The new mortgage amount is $35.8 million with a rate of LIBOR + 1.40%. The note is for a term of five years with payments of interest only. In April 2010, TWMB has the option to extend the maturity date of the loan two more years until 2012. All debt incurred by this unconsolidated joint venture is collateralized by its property.

Either partner in TWMB has the right to initiate the sale or purchase of the other party’s interest at certain times. If such action is initiated, one member would determine the fair market value purchase price of the venture and the other would determine whether they would take the role of seller or purchaser. The members’ roles in this transaction would be determined by the tossing of a coin, commonly known as a Russian roulette provision. If either partner enacts this provision and depending on our role in the transaction as either seller or purchaser, we could potentially incur a cash outflow for the purchase of our partner’s interest. However, we do not expect this event to occur in the near future based on the positive results and expectations of developing and operating an outlet center in the Myrtle Beach, South Carolina area.

Tanger Wisconsin Dells, LLC

In March 2005, we established Wisconsin Dells, a joint venture in which we have a 50% ownership interest, to construct and operate a Tanger Outlet center in Wisconsin Dells, Wisconsin. We and our venture partner each made an initial capital contribution of $50,000 to the joint venture in June 2005. During the fourth quarter of 2005, our venture partner contributed land to Wisconsin Dells with a value of approximately $5.7 million and we made an equal capital contribution to Wisconsin Dells of approximately $5.7 million in cash. Construction of the outlet center, which is currently expected to be approximately 265,000 square feet upon total build out, began during the fourth quarter of 2005 with a scheduled opening in the fourth quarter of 2006.

In conjunction with the construction of the center during the first quarter of 2006, Wisconsin Dells closed on a construction loan in the amount of $30.25 million with Wells Fargo Bank, NA due in February 2009. The loan requires monthly payments of interest only with interest floating based on the 30, 60 or 90 day LIBOR index plus 1.30%. The construction loan incurred by this unconsolidated joint venture is collateralized by its property as well as joint and several guarantees by us and designated guarantors of our venture partner.

Deer Park Enterprise, LLC

In October 2003, Deer Park Enterprise, LLC, which we refer to as Deer Park, a joint venture in which we have a one-third ownership interest, entered into a sale-leaseback transaction for the location on which it ultimately will develop a shopping center that will contain both outlet and big box retail tenants in Deer Park, New York.

In conjunction with the real estate purchase, Deer Park closed on a loan with Bank of America in the amount of $19 million due in October 2005 and a purchase money mortgage note with the seller in the amount of $7 million. In October 2005, Bank of America extended the maturity of the loan until October 2006. The loan with Bank of America incurs interest at a floating interest rate equal to LIBOR plus 2.00% and is collateralized by the property as well as joint and several guarantees by all three venture partners. The purchase money mortgage note bears no interest. However, interest has been imputed for financial statement purposes at a rate which approximates fair value.

The agreement consisted of the sale of the property to Deer Park for $29 million which was being leased back to the seller under an operating lease agreement. At the end of the lease in May 2005, the tenant vacated the property. However, the tenant did not satisfy all of the conditions necessary to terminate the lease and Deer Park is currently in litigation to recover from the tenant its on-going monthly lease payments and will continue to do so until recovered. Annual rents due from the tenant are $3.4 million. Deer Park intends to demolish the building and begin construction of the shopping center as soon as these conditions are satisfied and Deer Park’s internal minimum pre-leasing requirements are met. During 2005, we made additional equity contributions totaling $1.4 million to Deer Park. Both of the other venture partners made equity contributions equal to ours during the periods described above.

Under the provisions of FASB Statement No. 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, current rents received from this project, net of applicable expenses, are treated as incidental revenues and will be recognized as a reduction in the basis of the assets, as opposed to rental revenues over the life of the lease, until such time that the current project is demolished and the intended assets are constructed.

Preferred Share Redemption

In June 2003, the Company redeemed all of its outstanding Series A Cumulative Convertible Redeemable Preferred Shares, which we refer to as Series A Preferred Shares, held by the Preferred Stock Depositary in the form of Depositary Shares, each representing 1/10th of a Series A Preferred Share. Since preferred units held by the Company’s majority owned subsidiary, Tanger LP Trust, are to be redeemed by the us to the extent any Series A Preferred Share of the Company are redeemed, proceeds required to redeem the Company’s Series A Preferred Shares were funded by us in exchange for the preferred units held by the Company. The redemption price was $250 per Series A Preferred Share ($25 per Depositary Share), plus accrued and unpaid dividends, if any, to, but not including, the redemption date. In total, 787,008 of the Depositary Shares were converted into 1,418,156 of the Company’s common shares and the Company redeemed the remaining 14,889 Depositary Shares for $25 per share, plus accrued and unpaid dividends. We funded the redemption, totaling approximately $372,000, from cash flows from operations.

Financing Arrangements

In October 2005, we repaid in full our mortgage debt outstanding with John Hancock Mutual Life Insurance Company totaling approximately $77.4 million, with interest rates ranging from 7.875% to 7.98% and an original maturity date of April 1, 2009. As a result of the early repayment, we recognized a charge for the early extinguishment of the John Hancock mortgage debt of approximately $9.9 million. The charge, which is included in interest expense, was recorded in the fourth quarter of 2005 and consisted of a prepayment premium of approximately $9.4 million and the write-off of deferred loan fees totaling approximately $500,000.

In October 2005, following the early repayment of the John Hancock mortgage debt, Standard & Poor’s Ratings Service announced an upgrade of our senior unsecured debt rating to an investment grade rating of BBB-, citing our progress in unencumbering a number of our properties resulting in over half of our fully consolidated net operating income being generated by unencumbered properties. Moody’s Investors Services had previously announced in June 2005 their upgrade of our senior unsecured debt rating to an investment grade rating of Baa3.

In November 2005, we closed on $250 million of 6.15% senior unsecured notes, receiving net proceeds of approximately $247.2 million. These ten year notes were issued by the Operating Partnership and were priced at 99.635% of par value. The proceeds were used to fund a portion of the COROC acquisition described above.

During 2004, we retired $47.5 million, 7.875% senior unsecured notes which matured on October 24, 2004 with proceeds from our property and land parcel sales and amounts available under our unsecured lines of credit. We also obtained the release of two properties which had been securing $53.5 million in mortgage loans with Wells Fargo Bank, thus creating an unsecured note with Wells Fargo Bank for the same face amount.

As part of the COROC acquisition, we assumed $186.4 million of cross-collateralized debt which has a stated, fixed interest rate of 6.59% and matures in July 2008. We initially recorded the debt at its fair value of $198.3 million with an effective interest rate of 4.97%. Accordingly, a debt premium of $11.9 million was recorded and is being amortized over the life of the debt. When the remainder of the portfolio was acquired in November 2005, we recorded a debt discount of $883,000 with an effective interest rate of 5.25%. The net premium had a recorded value of $5.8 and $9.3 million as of December 31, 2005 and 2004, respectively.

During 2005, we obtained an additional $25 million unsecured line of credit from Wells Fargo Bank, bringing the total committed unsecured lines of credit to $150 million. In addition, we completed the extension of the maturity dates on all four of our unsecured lines of credit with Bank of America, Wachovia Corporation, Citigroup and Wells Fargo Bank until June of 2008. Amounts available under these facilities at December 31, 2005 totaled $90.2 million. Interest is payable based on alternative interest rate bases at our option. Certain of our properties, which had a net book value of approximately $506.6 million at December 31, 2005, serve as collateral for the fixed rate mortgages.

We anticipate that adequate cash will be available to fund our operating and administrative expenses, regular debt service obligations, and the payment of distributions in order for the Company to maintain its status with REIT requirements in both the short and long term. Although we receive most of our rental payments on a monthly basis, distributions to unitholders are made quarterly and interest payments on the senior, unsecured notes are made semi-annually. Amounts accumulated for such payments will be used in the interim to reduce the outstanding borrowings under the existing lines of credit or invested in short-term money market or other suitable instruments.

Contractual Obligations and Commercial Commitments

The following table details our contractual obligations over the next five years and thereafter as of December 31, 2005 (in thousands):

Contractual
Obligations	2006	2007	2008	2009	2010	Thereafter	Total
Debt	$3,849	$4,121	$386,314	$394	$14,059	$250,000	$658,737
Operating leases	3,115	2,988	2,659	2,271	2,024	83,420	96,477
Preferred unit
distributions (2)	4,125	4,125	4,125	4,125	59,125	---	75,625
Interest payments (1)	43,718	43,446	34,760	21,202	17,225	76,875	237,226
	$54,807	$54,680	$427,858	$27,992	$92,433	$410,295	$1,068,065
(1)
These amounts represent future interest payments related to our debt obligations based on the fixed and variable interest rates specified in the associated debt agreements. All of our variable rate agreements are based on the 30-day LIBOR rate. For calculating future interest amounts on variable interest rate debt, the rate at December 31, 2005 was used.

(2)
Preferred unit distributions reflect cumulative distributions on our Class C Preferred Units on which we pay an annual distribution of $1.875 per unit on 2,200,000 outstanding units as of December 31, 2005. The Class C Preferred Units are redeemable from the Company to the extent that the Company redeems its Class C Preferred Shares for $25.00 per share after the respective optional redemption date. The future obligations include future distributions on preferred shares/units through the optional redemption date and the redemption amount is included on the optional redemption date.

Our debt agreements require the maintenance of certain ratios, including debt service coverage and leverage, and limit the payment of distributions such that distributions will not exceed funds from operations, as defined in the agreements, for the prior fiscal year on an annual basis or 95% on a cumulative basis. We have historically been and currently are in compliance with all of our debt covenants. We expect to remain in compliance with all our existing debt covenants; however, should circumstances arise that would cause us to be in default, the various lenders would have the ability to accelerate the maturity on our outstanding debt.

We currently maintain four unsecured, revolving credit facilities with major national banking institutions, totaling $150 million. As of December 31, 2005, amounts outstanding under these credit facilities totaled $59.8 million. As of February 1, 2006, all four credit facilities will expire in June 2008.

The following table details our commercial commitments as of December 31, 2005 (in thousands):

Commercial Commitments	2006
Construction commitments	$ 34,431
Unconsolidated joint venture debt guarantees	18,191
$ 52,622

Construction commitments presented in the table represent new developments, renovations and expansions that we have committed to the completion of construction. The timing of these expenditures may vary due to delays in construction or acceleration of the opening date of a particular project. The amount includes our share of committed costs for joint venture developments.

Off-Balance Sheet Arrangements

We are party to a joint and several guarantee with respect to the $30.25 million construction loan obtained by Wisconsin Dells during the first quarter of 2006. We are also party to a joint and several guarantee with respect to the loan obtained by Deer Park which currently has a balance of $18.2 million. See “Joint Ventures” section above for further discussion of off-balance sheet arrangements and their related guarantees. Our pro-rata portion of the TWMB mortgage secured by the center is $17.9 million. There is no guarantee provided for the TWMB mortgage by us.

Related Party Transactions

As noted above in “Unconsolidated Joint Ventures”, we are 50% owners of the TWMB and Wisconsin Dells joint ventures. TWMB and Wisconsin Dells pay us management, leasing and development fees, which we believe approximates current market rates, for services provided to the joint venture. During 2005, 2004 and 2003, we recognized approximately $327,000, $288,000 and $174,000 in management fees, $6,000, $212,000 and $214,000 in leasing fees and $0, $28,000 and $9,000 in development fees, respectively.

TFLP is a related party which holds a limited partnership interest in and is the minority owner of the Operating Partnership. Stanley K. Tanger, the Company’s Chairman of the Board and Chief Executive Officer, is the sole general partner of TFLP. The only material related party transaction with TFLP is the payment of quarterly distributions of earnings which were $7.8, $7.6 and $7.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Critical Accounting Policies

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include our accounts and our wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Investments in real estate joint ventures that represent non-controlling ownership interests are accounted for using the equity method of accounting. Under the provisions of FIN 46R, we were considered the primary beneficiary of our joint venture, COROC. Therefore, the results of operations and financial position of COROC were included in our Consolidated Financial Statements prior to November 2005 when we acquired the remaining two-thirds interest in the joint venture.

In 2003, the FASB issued FIN 46R which clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46R were effective for all variable interests in variable interest entities in 2004 and thereafter. We have evaluated Deer Park, Wisconsin Dells and TWMB (Note 5) and have determined that under the current facts and circumstances we are not required to consolidate these entities under the provisions of FIN 46R.

Acquisition of Real Estate

In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”, or FAS 141, we allocate the purchase price of acquisitions based on the fair value of land, building, tenant improvements, debt and deferred lease costs and other intangibles, such as the value of leases with above or below market rents, origination costs associated with the in-place leases, and the value of in-place leases and tenant relationships, if any. We depreciate the amount allocated to building, deferred lease costs and other intangible assets over their estimated useful lives, which generally range from three to 40 years. The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease. The value associated with in-place leases is amortized over the remaining lease term and tenant relationships is amortized over the expected term, which includes an estimated probability of the lease renewal. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related deferred lease costs will be written off. The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date). We assess fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.

If we do not allocate appropriately to the separate components of rental property, deferred lease costs and other intangibles or if we do not estimate correctly the total value of the property or the useful lives of the assets, our computation of depreciation expense may be significantly understated or overstated.

Cost Capitalization

In accordance with SFAS No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases—an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17”, we capitalize all incremental, direct fees and costs incurred to initiate operating leases, including certain general and overhead costs, as deferred charges. The amount of general and overhead costs we capitalized is based on our estimate of the amount of costs directly related to executing these leases. We amortize these costs to expense over the estimated average minimum lease term.

We capitalize all costs incurred for the construction and development of properties, including certain general and overhead costs and interest costs. The amount of general and overhead costs we capitalize is based on our estimate of the amount of costs directly related to the construction or development of these assets. Direct costs to acquire assets are capitalized once the acquisition becomes probable.

If we incorrectly estimate the amount of costs to capitalize, our financial condition and results of operations could be adversely affected.

Impairment of Long-Lived Assets

Rental property held and used by us is reviewed for impairment in the event that facts and circumstances indicate the carrying amount of an asset may not be recoverable. In such an event, we compare the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount, and if less, recognize an impairment loss in an amount by which the carrying amount exceeds its fair value. If we do not recognize impairments at appropriate times and in appropriate amounts, our consolidated balance sheet may overstate the value of our long-lived assets. We believe that no impairment existed at December 31, 2005.

Revenue Recognition

Base rentals are recognized on a straight-line basis over the term of the lease. Substantially all leases contain provisions which provide additional rents based on tenants’ sales volume (“percentage rentals”) and reimbursement of the tenants’ share of advertising and promotion, common area maintenance, insurance and real estate tax expenses. Percentage rentals are recognized when specified targets that trigger the contingent rent are met. Expense reimbursements are recognized in the period the applicable expenses are incurred. Payments received from the early termination of leases are recognized as revenue over the remaining lease term, as adjusted to reflect the early termination date.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R (Revised), “Share-Based Payment”, or FAS 123R. FAS 123R is a revision of FAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, FAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. We adopted FAS 123R effective January 1, 2006 using a modified prospective application. FAS 123R, which provides certain changes to the method for valuing share-based compensation among other changes, will apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date and which are ultimately expected to vest will be recognized over the remaining service period using the compensation cost calculated under FAS 123, which we adopted on January 1, 2003. We will incur additional expense during 2006 related to new awards granted during 2006 that cannot yet be quantified. We are in the process of determining how the guidance regarding valuing share-based compensation as prescribed in FAS 123R will be applied to valuing share-based awards granted after the effective date and the impact that the recognition of compensation expense related to such awards will have on our financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, which we refer to as FIN 47. FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and through the normal operation of the asset. This interpretation is effective no later than the end of fiscal years ending after December 31, 2005. Adoption did not have a material effect on our consolidated financial statements.

In June 2005, the FASB ratified the EITF’s consensus on Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”. This consensus establishes the presumption that general partners in a limited partnership control that limited partnership regardless of the extent of the general partner’s ownership interest in the limited partnership. The consensus further establishes that the rights of the limited partners can overcome the presumption of control by the general partners, if the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. Whether the presumption of control is overcome is a matter of judgment based on the facts and circumstances, for which the consensus provides additional guidance. This consensus is currently applicable to us for new or modified partnerships, and will otherwise be applicable to existing partnerships in 2006. This consensus applies to limited partnerships or similar entities, such as limited liability companies that have governing provisions that are the functional equivalent of a limited partnership. We believe this consensus will have no impact on the accounting treatment currently applied to our joint ventures.

Funds from Operations

Funds from Operations, which we refer to as FFO, represents income before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.

FFO is intended to exclude Generally Accepted Accounting Principles, which we refer to as GAAP, historical cost depreciation of real estate, which assumes that the value of real estate assets diminish ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, any of which present FFO when reporting their results. FFO is widely used by us and others in our industry to evaluate and price potential acquisition candidates. The National Association of Real Estate Investment Trusts, Inc., of which we are a member, has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance. In addition a percentage of bonus compensation to certain members of management is based our FFO performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

▪	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
▪	FFO does not reflect changes in, or cash requirements for, our working capital needs;
▪
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

▪	FFO does not reflect the impact of earnings or charges resulting from matters which may not be indicative of our ongoing operations; and
▪	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only supplementally. See the Statements of Cash Flow included in our consolidated financial statements.

Below is a reconciliation of FFO to net income for the years ended December 31, 2005, 2004 and 2003 as well as other data for those respective periods (in thousands):
	2005	2004	2003
Funds from Operations:
Net income	$6,077	$8,626	$16,399
Adjusted for:
Minority interest adjustment - consolidated joint venture	(315)	(180)	(33)
Depreciation and amortization
attributable to discontinued operations	722	1,286	2,569
Depreciation and amortization uniquely significant
to real estate - consolidated	47,917	50,492	26,856
Depreciation and amortization uniquely significant to real estate - unconsolidated joint venture	1,493	1,334	1,101
Loss on sale of real estate	4,690	1,460	147
Funds from operations (1)	60,584	63,018	47,039
Preferred unit distributions	(538)	---	---
Funds from operations available to common unitholders	$60,046	$63,018	$47,039
Weighted average units outstanding (2)	17,341	16,650	13,625

(1) The years ended December 31, 2005 and 2004 include gains on sales of outparcels of land of $1,554 and $1.510, respectively.
(2) Assumes the convertible preferred units of the Company and share and unit options are converted to common limited partnership units.

Economic Conditions and Outlook

The majority of our leases contain provisions designed to mitigate the impact of inflation. Such provisions include clauses for the escalation of base rent and clauses enabling us to receive percentage rentals based on tenants’ gross sales (above predetermined levels, which we believe often are lower than traditional retail industry standards) which generally increase as prices rise. Most of the leases require the tenant to pay their share of property operating expenses, including common area maintenance, real estate taxes, insurance and advertising and promotion, thereby reducing exposure to increases in costs and operating expenses resulting from inflation.

While factory outlet stores continue to be a profitable and fundamental distribution channel for brand name manufacturers, some retail formats are more successful than others. As typical in the retail industry, certain tenants have closed, or will close, certain stores by terminating their lease prior to its natural expiration or as a result of filing for protection under bankruptcy laws.

During 2006, we have approximately 1,820,000 square feet, or 22%, of our portfolio coming up for renewal. If we were unable to successfully renew or release a significant amount of this space on favorable economic terms, the loss in rent could have a material adverse effect on our results of operations.

We renewed 84% of the 1,812,000 square feet that came up for renewal in 2005 with the existing tenants at a 6% increase in the average base rental rate compared to the expiring rate. We also re-tenanted 419,000 square feet during 2005 at a 7% increase in the average base rental rate.

Existing tenants’ sales have remained stable and renewals by existing tenants have remained strong. The existing tenants have already renewed approximately 848,000, or 47%, of the square feet scheduled to expire in 2006 as of February 1, 2006. In addition, we continue to attract and retain additional tenants. Our factory outlet centers typically include well-known, national, brand name companies. By maintaining a broad base of creditworthy tenants and a geographically diverse portfolio of properties located across the United States, we reduce our operating and leasing risks. No one tenant (including affiliates) accounts for more than 6.2% of our combined base and percentage rental revenues. Accordingly, we do not expect any material adverse impact on our results of operations and financial condition as a result of leases to be renewed or stores to be released.

As of both December 31, 2005 and 2004, occupancy at our wholly owned centers was 97%. Consistent with our long-term strategy of re-merchandising centers, we will continue to hold space off the market until an appropriate tenant is identified. While we believe this strategy will add value to our centers in the long-term, it may reduce our average occupancy rates in the near term.

Sales at our outlet centers along the Gulf of Mexico were adversely affected by the hurricanes during 2005 and 2004. Fortunately, the structural damage caused by the hurricanes was minimal and our property insurance will cover the vast majority of the repair work that is being completed as well as lost revenues during the days the centers were closed. We do not expect this to have a material impact on our financial results.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates. We may periodically enter into certain interest rate protection and interest rate swap agreements to effectively convert floating rate debt to a fixed rate basis and to hedge anticipated future financings. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

In September 2005, we entered into two forward starting interest rate lock protection agreements to hedge risks related to anticipated future financings in 2005 and 2008. The 2005 agreement locked the US Treasury index rate at 4.279% on a notional amount of $125 million for 10 years from such date in December 2005. This lock was unwound in the fourth quarter of 2005 in conjunction with the issuance of the $250 million senior unsecured notes due in 2015 discussed in Note 8 and, as a result, we received a cash payment of $3.2 million. The gain was recorded in other comprehensive income and is being amortized into earnings using the effective interest method over a 10 year period that coincides with the interest payments associated with the senior unsecured notes due in 2015. The 2008 agreement locked the US Treasury index rate at 4.526% on a notional amount of $100 million for 10 years from such date in July 2008. In November 2005, we entered into an additional agreement which locked the US Treasury index rate at 4.715% on a notional amount of $100 million for 10 years from such date in July 2008. We anticipate unsecured debt transactions of at least the notional amount to occur in the designated periods.

The fair value of the interest rate protection agreements represents the estimated receipts or payments that would be made to terminate the agreement. At December 31, 2005, we would have paid approximately $313,000 if we terminated the agreements. A 1% decrease in the US Treasury rate index would increase the amount we would pay if the agreements were terminated by $15.5 million. The fair value is based on dealer quotes, considering current interest rates and remaining term to maturity. We do not intend to terminate the agreements prior to their maturity because we plan on entering into the debt transactions as indicated.

During March 2005, TWMB, entered into an interest rate swap agreement with a notional amount of $35 million for five years to hedge floating rate debt on the permanent financing that was obtained in April 2005. Under this agreement, TWMB receives a floating interest rate based on the 30 day LIBOR index and pays a fixed interest rate of 4.59%. This swap effectively changes the rate of interest on $35 million of variable rate mortgage debt to a fixed rate debt of 5.99% for the contract period.

The fair value of the interest rate swap agreement represents the estimated receipts or payments that would be made to terminate the agreement. At December 31, 2005, TWMB would have received approximately $181,000 if the agreement was terminated. A 1% decrease in the 30 day LIBOR index would decrease the amount received by TWMB by $1.3 million. The fair value is based on dealer quotes, considering current interest rates and remaining term to maturity. TWMB does not intend to terminate the interest rate swap agreement prior to its maturity. The fair value of this derivative is currently recorded as a liability in TWMB’s balance sheet; however, if held to maturity, the value of the swap will be zero at that time.

The fair market value of long-term fixed interest rate debt is subject to market risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair value of our total long-term debt at December 31, 2005 was $670.0 million and its recorded value was $663.6 million. A 1% increase from prevailing interest rates at December 31, 2005 would result in a decrease in fair value of total long-term debt by approximately $25.9 million. Fair values were determined from quoted market prices, where available, using current interest rates considering credit ratings and the remaining terms to maturity.